Exhibit 10.19

HEALTH NET, INC.

EXECUTIVE OFFICER INCENTIVE PLAN

PERFORMANCE GOALS

On February 24, 2005, the Compensation Committee of the board of directors of Health Net, Inc. (the “Company”) established the 2005 performance goals for the eligibility of the Company’s executive officers for bonus awards under the Company’s Executive Officer Incentive Plan approved by stockholders in 2000 (the “Plan”). A copy of the Plan was included as Annex A in the Company’s definitive proxy statement for its 2000 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 31, 2000. In connection with the establishment of the 2005 performance goals, the Compensation Committee designated certain of its executive officers as eligible to participate in the Plan for 2005. Executive officers not receiving awards under the Plan are eligible for awards under the Company’s Management Incentive Plan based upon the same performance goals. For 2005, the Plan is to be funded based on the Company attaining its earnings per share goals as approved by the Compensation Committee. Actual incentive awards for 2005 are to be paid on performance against pre-established corporate, business unit and individual performance goals. Corporate goals for 2005 are based upon earnings per-share, commercial membership and employee satisfaction improvement. Business unit goals vary, but are based on financial and operating performance and employee satisfaction improvement. Individual goals vary across the individual executive officers and include revenue and growth measures and internal climate measures. The Compensation Committee established individual target bonuses so that a participant under the Plan would be entitled to receive from 50% to 125% of his or her base salary as a target bonus, with a payout ranging from 0% to 125% of target bonus depending upon the attainment of total performance goals. The Compensation Committee has the discretion to reduce but not increase the amount of a participant’s bonus under the Plan.